Exhibit 99.1
Media Contact: Jared Bluestein
Freedom Acquisition Holdings, Inc.
(212) 380-2230
FREEDOM ACQUISITION HOLDINGS, INC.
ANNOUNCES EXERCISE OF OVER-ALLOTMENT OPTION
AND SEPARATE TRADING OF COMMON STOCK AND WARRANTS
NEW YORK, NEW YORK, January 22, 2007 — Freedom Acquisition Holdings, Inc. (AMEX: FRH.U) (the “Company”) announced today that the underwriters for the Company’s initial public offering (the “IPO”) have exercised a portion of their over-allotment option and purchased an additional 4.8 million units. Each unit consists of one share of common stock and one warrant to purchase an additional share of common stock. The IPO, including the exercise of the over-allotment option, generated total gross proceeds of $528.0 million to the Company (excluding the proceeds from the offering of $4.5 million sponsors’ warrants received upon consummation of the IPO and the $50.0 million co-investment by its sponsors that will occur immediately prior to its consummation of a business combination).
The lead underwriter for the offering is Citigroup Corporate and Investment Banking, with Ladenburg Thalmann & Co., Inc. acting as co-manager.
The Company intends to use the net proceeds from this offering to acquire one or more operating businesses through a merger, stock exchange, asset acquisition, reorganization or similar business combination as described in the prospectus.
In addition, the Company announced today that commencing on January 29, 2007, the holders of the Company’s units may elect to separately trade the common stock and warrants included in the Company’s units. Those units not separated will continue to trade on the American Stock Exchange under the symbol FRH.U, and each of the common stock and warrants will trade on the American Stock Exchange under the symbols FRH and FRH.WS, respectively.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The offering is being made only by means of a prospectus, copies of which may be obtained, when available, by contacting Citigroup Corporate and Investment Banking, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220 (tel: 718-765-6732; fax: 718-765-6734).
Forward-Looking Statements
This press release may contain certain forward-looking statements including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties that are detailed in the Company’s Prospectus and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.